Exhibit 5.1

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402

July 2, 2004

Wilsons The Leather Experts Inc.
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428

Ladies and Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, of an aggregate of 21,948,718 shares of common stock, par value $.01 per share, (the “Common Stock”) of Wilsons The Leather Experts Inc., a Minnesota corporation (the “Company”), consisting of 17,948,718 shares of Common Stock (the “Shares”) issued to the Selling Shareholders named in the Registration Statement on Form S-3 dated the date hereof (the “Registration Statement”) and up to 4,000,000 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock (the “Warrants”) issued to such Selling Shareholders (the “Warrant Shares”), proposed to be sold by the Selling Shareholders named in the Registration Statement, we have examined such corporate records and other documents, including the Registration Statement relating to such Shares and Warrant Shares, and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion:

     1. The Company is a corporation duly organized and existing under the laws of the State of Minnesota.

     2. The Shares of Common Stock proposed to be sold by the Selling Shareholders named in the Registration Statement are legally and validly issued and fully paid and non-assessable and, when issued and sold as contemplated by the Warrants, the Warrant Shares will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever appearing therein.

Very truly yours, FAEGRE & BENSON LLP
By:	/s/ Wendy B. Mahling